Exhibit 5.1

Our ref Your ref	GEC/DNA/KAT/1065189/0006/J16366591v2
Aptiv PLC Queensway House Hilgrove Street St Helier Jersey JE1 1ES	12 June 2020

Dear Sirs

Aptiv PLC (the “Company”) – Registration of Shares under the US Securities Act of 1933, as amended (the “Securities Act”)

1.	Background

1.1

We have acted as the Company’s Jersey legal advisers in connection with the offer of up to 15,149,519 ordinary shares of US$0.01 each in the capital of the Company (the “Shares”), including up to 1,976,024 Shares pursuant to the option to purchase additional shares to be granted under the Underwriting Agreement (as defined below).

1.2	The Company has asked us to provide this Opinion in connection with the registration of the Shares under the Securities Act.

1.3

In this opinion, “non-assessable” means, in relation to a Share, that the purchase price for which the Company agreed to issue that Share has been paid in full to the Company, so that no further sum is payable to the Company by any holder of that Share in respect of the purchase price of that Share.

2.	Documents Examined

2.1	For the purposes of this Opinion, we have examined and relied upon the following documents:

2.1.1

the Registration Statement on Form S-3 dated 26 October 2018 filed with the Securities and Exchange Commission in relation to, among other things, the shelf registration of the Shares under the US Securities Act of 1933 (the “Registration Statement”);

2.1.2

the preliminary prospectus, comprised of the Registration Statement and a supplement to the Registration Statement dated 8 June 2020, in relation to the issue of the Shares (the “Preliminary Prospectus”);

2.1.3	the pricing term sheet dated 9 June 2020 supplementing the Preliminary Prospectus (the “Pricing Term Sheet”);

2.1.4	the final prospectus dated 9 June 2020, comprised of the Preliminary Prospectus as supplemented by the information set out in the Pricing Term Sheet (the “Final Prospectus”);

2.1.5	a form of underwriting agreement dated 9 June 2020 relating to the Shares (the “Underwriting Agreement”) between the Company and the several underwriters named therein;

2.1.6	resolutions of the board of directors of the Company dated 4 June 2020 and resolutions of the pricing committee of the Company dated 9 June 2020;

2.1.7	the Company’s certificate of incorporation and memorandum and articles of association as in force as at the date hereof;

2.1.8	a consent dated 5 June 2020 granted to the Company pursuant to the Companies (General Provisions) (Jersey) Order 2002, as amended, to, among other things, the circulation of the Final Prospectus; and

2.1.9	a consent to issue shares dated 1 January 2020 issued to the Company by the Jersey Financial Services Commission under the Control of Borrowing (Jersey) Order 1958.

2.2

For the purposes of this opinion, we have, with the Company’s consent, relied upon certificates and other assurances of directors and other officers of the Company as to matters of fact, without having independently verified such factual matters.

3.	Assumptions

3.1	For the purposes of giving this opinion we have assumed:-

3.1.1	the authenticity, accuracy, completeness and conformity to original documents of all copy documents and certificates of officers of the Company examined by us;

3.1.2	that the signatures on all documents examined by us are the genuine signatures of persons authorised to execute or certify such documents;

3.1.3

the accuracy and completeness in every respect of all certificates of directors or other officers of the Company given to us for the purposes of giving this opinion and that (where relevant) such certificates would be accurate if they had been given as of the date hereof;

3.1.4	that the Company will not issue any Shares in excess of the authorised share capital of the Company;

3.1.5	that there is no provision of the law or regulation of any jurisdiction other than Jersey which would have any adverse implication in relation to the opinion expressed hereunder; and

3.1.6	that no Shares shall be issued at a discount to their par value.

4.	Opinion

As a matter of Jersey law, and on the basis of and subject to the above and the qualification below, we are of the following opinion:

4.1

The offer and issue of the Shares has been duly authorised and that, once (i) the Company has received in full the initial issue price payable for the Shares; and (ii) the relevant subscriber or its nominee has been entered into the Company’s register of members as the holder of the relevant Shares, the Shares will be validly issued, fully paid and non-assessable.

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4.2

The statements made in the section of the Preliminary Prospectus headed “Tax Considerations—Jersey Tax Considerations” constitute our opinion with respect to the material tax consequences under Jersey law of the acquisition, ownership and disposition of the Shares.

5.	Qualification

This Opinion is subject to any matter of fact not disclosed to us.

6.	Governing Law, Limitations, Benefit and Disclosure

6.1	This Opinion shall be governed by and construed in accordance with the laws of Jersey and is limited to the matters expressly stated herein.

6.2

This Opinion is limited to matters of Jersey law and practice as at the date hereof and we have made no investigation and express no opinion with respect to the law or practice of any other jurisdiction.

6.3

We assume no obligation to advise you (or any other person who may rely on this Opinion in accordance with this paragraph), or undertake any investigations, as to any legal developments or factual matters arising after the date of this Opinion that might affect the opinions expressed herein.

6.4

This Opinion is addressed only to you and is for your benefit in connection with the registration of the Shares under the Securities Act and, save as set out in paragraph 6.5 below, except with our prior written consent it may not be disclosed to any other person or used for any other purpose or referred to or made public in any way.

6.5

We consent to the filing of a copy of this opinion as Exhibits 5.1 and 23.2 [to the Registration Statement] and to reference to us being made in the paragraph of the Registration Statement headed “Validity of Securities”. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the US Securities and Exchange Commission under the Securities Act.

Yours faithfully

/s/ CAREY OLSEN JERSEY LLP

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